UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 10, 2008
Date of Report (Date of earliest event reported)
SUPERIOR WELL SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51435 (Commission File Number)	20-2535684 (IRS Employer Identification Number)
1380 Rt. 286 East, Suite #121
Indiana, Pennsylvania 15701
(Address of principal executive offices)
(724) 465-8904
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On October 10, 2008, Superior Well Services, Inc. (the “Company”) entered into a sand purchase agreement (the “Sand Purchase Agreement”) with Preferred Rocks USS, Inc. (the “Seller”), which obligates the Company, beginning January 1, 2009, to purchase 300,000 tons of fracturing sand from the Seller each calendar year during the term of the Sand Purchase Agreement, subject to certain conditions, including the availability of sand. Sand is used as a raw material in the Company’s technical pumping services. The Sand Purchase Agreement is not effective until the Seller receives the deposit referred to below from the Company and the Seller and the Company complete other closing conditions contained in the Sand Purchase Agreement.
     The Sand Purchase Agreement has an initial term that expires on December 31, 2015 and provides the Company with an option to renew for an additional four years. On or before December 31, 2008, the Company may elect to increase the amount of sand it is obligated to purchase by 150,000 tons each calendar year, subject to certain conditions, and the Company has a right to defer its purchase obligation by up to 35% during each year, subject to certain limitations. The Company may only exercise such deferral right twice during the term of the Sand Purchase Agreement or any extension thereof. The Seller may, in its sole discretion, adjust upward or downward the amount of sand deliverable by it during any month by up to 20%.
     At the effective time of the Sand Purchase Agreement, the Company is required to make a cash deposit in an amount approximately equal to the aggregate purchase price for anticipated sand deliveries during the first year of the Sand Purchase Agreement. If the Company elects to increase the amount of sand it is obligated to purchase (as described above), the amount of the deposit will increase proportionally. A portion of the sand purchase price for each delivery will be offset against the deposit until the remaining balance of the deposit is reduced to zero. The Company will pay the remaining portion of the sand purchase price for each delivery in cash. The sand purchase price is subject to certain fuel surcharges based on the difference in the average quarterly closing price of natural gas (per MMBtu) on the NYMEX less an agreed upon baseline price, multiplied by a factor of 0.25 MMBtu. The Company is also entitled to certain liquidated damages if the Seller materially fails to perform its obligations to supply sand under the Sand Purchase Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR WELL SERVICES, INC. (Registrant)
/s/ Thomas W. Stoelk
Thomas W. Stoelk
Vice President & Chief Financial Officer

Dated: October 17, 2008